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                          2,413,356 SHARES (MAXIMUM)


                            CHARTWELL LEISURE INC.

                    COMMON STOCK (PAR VALUE $.01 PER SHARE)

                     INITIALLY OFFERED PURSUANT TO RIGHTS
                         DISTRIBUTED TO SHAREHOLDERS


To Our Clients:

            Enclosed for your consideration is a Prospectus, dated February __, 1997 ("Prospectus"), relating to the offering (the "Rights Offering") of up to approximately 2,413,356 shares of common stock, par value $.01 per share (the "Common Stock"), of Chartwell Leisure Inc., a Delaware corporation (the "Company"), at a price of $14.00 per share in cash (the "Subscription Price") pursuant to transferable subscription rights ("Rights") initially distributed to holders of record ("Rights Holders") of shares of Common Stock at the close of business on February __, 1997 (the "Record Date"). The Rights are described in the Prospectus and are evidenced by a Subscription Certificate (a "Subscription Certificate").

            As described in the accompanying Prospectus, you will receive .23 Rights for each share of Common Stock carried by us in your account as of the Record Date. Each Right will entitle you to subscribe for and purchase from the Company one share of Common Stock (the "Basic Subscription Privilege") at the Subscription Price. If you fully exercise the Basic Subscription Privilege you will also have the right (the "Oversubscription Privilege") to subscribe, at the Subscription Price, for up to one additional share of Common Stock for each share purchased pursuant to the Basic Subscription Privilege, subject to proration and reduction as described in the Prospectus. If the number of available Shares is not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the shares will be allocated pro rata (subject to the elimination of fractional shares) among those Rights Holders exercising the Oversubscription Privilege in proportion to the respective number of shares each such Rights Holder subscribes for pursuant to the Basic Subscription Privilege.

            The Rights are freely transferable and will be quoted on the Nasdaq National Market under the trading symbol CHRTR. There can be no assurance, however, that a trading market in the Rights will develop.

            The materials enclosed are being forwarded to you as the beneficial owner of shares of Common Stock carried by us in your account but not registered in your name. Exercises and sales of Rights may only be made by us as the registered holder of Rights and pursuant to the instructions attached hereto (the "Instructions"). Accordingly, please complete the Instructions indicating whether you wish us to elect to subscribe for any Common Stock or attempt to sell (or direct the Subscription Agent to attempt to sell) any Rights to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and Instructions.

            Please forward the Instructions to us as promptly as possible to permit us to exercise or sell Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City Time, on March __, 1997, unless extended by the Company (in either case, the "Expiration Date"). Once a Rights Holder has properly exercised the Basic Subscription Privilege or the Oversubscription Privilege, such exercise may not be revoked.

            If you wish to have us, on your behalf, exercise Rights to purchase any Common Stock to which you are entitled or attempt to sell (or direct the Subscription Agent to attempt to sell) such Rights, please so instruct us by completing, executing and returning the Instructions to us.
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            IF WE DO NOT RECEIVE COMPLETE WRITTEN INSTRUCTIONS IN ACCORDANCE
WITH THE PROCEDURES OUTLINED IN THE PROSPECTUS, WE WILL NOT EXERCISE, TRANSFER OR SELL YOUR RIGHTS, AND YOUR RIGHTS WILL EXPIRE VALUELESS.

            ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO THE INFORMATION AGENT FOR THE RIGHTS OFFERING, CHASEMELLON SHAREHOLDER SERVICES, L.L.C. AT 1-800-414-2879.

                                          Very truly yours,